UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ORION MARINE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-145588	26-0097459
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12550 Fuqua St.
Houston, Texas  77034
(Address of principal executive offices)

(713) 852-6500
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange
to be so registered	on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

The New York Stock Exchange (the “Exchange”) has approved the application of Orion Marine Group, Inc. (the “Company”) for the listing of a total of 23,534,398 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”).  This registration statement is filed with the Securities and Exchange Commission (the “SEC”) in connection with the application and approval for commencement of trading on the Exchange.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                      Description of Registrant’s Securities to be Registered.

Common Stock $0.01 Par Value

The following description of the Company’s capital stock summarizes the material terms and provisions of these securities.  For the complete terms of the Company’s capital stock, please refer to the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, which are available at the Company’s website, www.orionmarinegroup.com, and at the SEC’s website (www.sec.gov) as exhibits to the Company’s most recent Annual Report on Form 10-K, as incorporated from the Company’s former  Registration Statement on Form S-1, which was filed with the SEC on August 20, 2007, as subsequently amended, and as such exhibits have been subsequently amended and supplemented.

GENERAL

The Company is authorized to issue 50,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 10,000,000 of preferred stock, par value $0.01 per share (“Preferred Stock”).

COMMON STOCK

Voting Rights.  Each registered holder of Common Stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders of the Company.  Directors are elected by a plurality of the votes of the shares present in person or by proxy at the stockholders meeting and entitled to vote in such election.  When a quorum is present at any meeting of the stockholders, any matter to be voted upon by the stockholders at such meeting is decided by a majority of the votes and shares present or represented and voting on the matter.

Dividends.  Any dividend on Common stock, if any, as may be declared by the Company’s Board of Directors out of funds legally available therefor, is payable ratably in proportion to the number of shares of Common Stock held by the holders of Common Stock. Under its current credit facility, the Company is prohibited from declaring or paying dividends.

Liquidation and dissolution.  Upon a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company which may be available after the payment of all debts and other liabilities, and after distribution in full of all preferential amounts distributed to holders of any series outstanding of Preferred Stock.

Foreign Ownership of Stock.  The Company is subject to and complies with the applicable citizenship requirements of the Foreign Dredge Act of 1906, 46 USC section 55109, as amended, the Merchant Marine Act of 1920, 46 USC section 55101, et. Seq., as amended, the Shipping Act of 1916, 46 USC section 50501, as amended, and any other US maritime, shipping, and vessel regulations and laws requiring or relating to the ownership or control of the Company for purposes of owning and operating vessels in the US coastwise trade (collectively, the “Maritime Laws”).  The Company limits the percentage of the shares of any class of the Company’s capital stock that is owned by a non-US citizen, in order to comply with such requirements.

Transfer Agent and Registrar.  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

The Company’s Board of Directors is authorized to issue Preferred Stock from time to time in one or more series and, with respect to each series of Preferred Stock, to fix the number of shares to constitute the series and the rights and preferences of the shares of any series so established, provided such actions are compliant with The Delaware General Corporation Law.

No shares of Preferred Stock are currently issued or outstanding.

OTHER PROVISIONS

Directors.  The Company’s Board of Directors is divided into three classes of directors.  Each class consists, as nearly as may be possible, of one-third of the total number of directors.  At each annual meeting of stockholders, successors to the class of directors whose terms expires at that annual meeting are and will be elected for a three-year term.  There is no cumulative voting.

Indemnification of the Company’s Directors and Officers.  The Company is authorized to provide indemnification of directors and officers to the extent permitted by law.  The Company also is a party to separate indemnity agreements with its Directors and certain of its officers, and maintains director and officer liability insurance with provides for protection of its directors and officers against liability and cost which they may incur in such capacity.

Stockholder action; Special Meetings of Stockholders; Advance Notice Requirements.  Any action required or permitted to be taken by the Company’s stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting.  The Company’s Bylaws provide that special meetings may only be called by the Company’s Board of Directors.  The Bylaws further provide that in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with specified procedural requirements regarding advance notice.

Item 2. Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

ORION MARINE GROUP, INC.

                           __/s/ Mark R. Stauffer______
By:           Mark R. Stauffer
Title:        Executive Vice President and
 Chief Financial Officer
Dated:                      May 12, 2009